Exhibit 10(k)

GE Energy Retirement for the Good of the Company Program
Effective as of January 1, 2023
The following provisions of the GE Energy Retirement for the Good of the Company Program (“Program”) shall apply for any Employee who Separates from Service on or after January 1, 2023 (and for any amounts paid by reason of the death of such Employee).
Effective January 1, 2023, in anticipation of General Electric Company’s split into three separate companies comprising its aviation, healthcare, and energy businesses, respectively, the benefits and liabilities under the GE Retirement for the Good of the Company Program attributable to certain individuals are transferred to this Program, as described in Section C. After December 31, 2022, no individual whose benefit is transferred to this Program from the GE Retirement for the Good of the Company Program (nor any of their beneficiaries) shall have any rights, under, or with respect to, the GE Retirement for the Good of the Company Program (even if such individual is subsequently employed by, or has service with, the General Electric Company or the GE Affiliates), unless the individual’s benefit is transferred back to the GE Retirement for the Good of the Company Program in accordance with Section C. Because this Program is a continuation of the GE Retirement for the Good of the Company Program, this Program incorporates by reference the terms of the GE Retirement for the Good of the Company Program as in effect prior to January 1, 2023 with respect to the benefits and liabilities transferred to the Program as described below in Section C.

A.Allowances
The Chief Executive Officer of the Sponsor (i.e., Ropcor, Inc. or any successor), Senior Vice President of Human Resources of the Sponsor or a delegate of either (a “Company Representative”) may, in the Company Representative’s sole discretion, take any one of the following actions:
(1)In the event a Company Representative determines, in his or her sole discretion, that an Employee’s Separation from Service is in the best interest of the Company, the Employee shall be provided with an interest in the Employee’s Supplementary Pension (or Executive Retirement Installment Benefit) commencing at the time prescribed by Section X(a) (or XIX) of the GE Energy Supplementary Pension Plan (a “Deferred Termination Allowance”), provided that the Employee either has completed at least 25 years of Pension Qualification Service (or Eligibility Service) or will be receiving payments under the Plant Closing Pension Option under the GE Energy Pension Plan. In limited circumstances to be determined by a Company Representative in his or her sole discretion, a proportionately reduced Deferred Termination Allowance may be provided to an Employee with less than 25 years of Pension Qualification Service (or Eligibility Service).
(2)In the event an Employee has attained age 55 and will be receiving payments under the Special Early Retirement Option or Plant Closing Pension Option under the GE Energy Pension Plan, the Employee may be provided with an amount commencing on the first day of the month after the Employee’s Separation from Service that shall not exceed the amount which would have been payable under this Plan if the Employee had attained age 60 before his or her Separation from Service, taking into account only the Pension Benefit Service and Average Annual Compensation to the date of Separation from Service (a “SERO/PCPO

Allowance”). (This paragraph (2) shall not apply to an Executive Retirement Installment Benefit.)
Any such Deferred Termination or SERO/PCPO Allowance (each an “Allowance”) shall be conferred in a separation agreement executed by the Employee and a Company Representative, and shall be contingent upon the Employee signing such an agreement which will include, among other things, a release and waiver of claims. Such release and waiver of claims must be acceptable to the Company, executed by the deadline established by the Company, and not revoked. The requirement to execute a release and waiver of claims shall not alter the time or form of payment of any benefit under the Program. To the extent the terms of such separation agreement conflict with the terms of this Program, the terms of this Program shall prevail.
Any Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors of the Sponsor if such committee determines, in its sole discretion, that the Employee, or after the death of the Employee, the employee’s Surviving Spouse, has acted or is acting in any way inimical to the interests of the Company. Furthermore, any Allowance may be amended, reduced, suspended or terminated by the Board of Directors of the Sponsor in its discretion. Any such change shall comply with the restrictions of Section 409A of the Code, to the extent applicable. No such change may accelerate a scheduled payment of benefits hereunder, nor permit a subsequent deferral of benefits hereunder.
B.General Conditions
(1)All terms not otherwise defined herein shall have the meaning set forth in the GE Energy Supplementary Pension Plan or GE Energy Pension Plan. Consistent therewith, the form of payment of an Allowance granting an interest in the Employee’s Supplementary Pension or Executive Retirement Installment Benefit shall be governed by the terms of the GE Energy Supplementary Pension Plan.
(2)The terms of the Program shall be interpreted consistent with the requirements of Section 409A of the Code and regulations and other guidance issued thereunder. Notwithstanding any other provision of the Program to the contrary, if an Employee is a Specified Employee, payment of any Allowance shall not be made within the first six months following the Employee’s Separation from Service. In the event distribution to a Specified Employee is so delayed, payment of benefits hereunder shall begin on the first day of the seventh month following Separation from Service and, in the case of an allowance based on an Employee’s Supplementary Pension, the first such payment may be increased to reflect the missed payments (with interest determined in accordance with Pension Board procedures). “Specified Employee” means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.
Except to the extent that the same are governed by the federal law (including Section 409A of the Code), the law of the State of New York shall govern the construction and administration of the Program.
(3)No Employee and no other person shall have any legal or equitable rights or interest in this Program that are not expressly granted in this Program. For example, the fact that an Allowance may be granted to any eligible Employee, or that an Allowance has been granted to other employees in the past, does not entitle any Employee to such a grant.

(4)Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.
C.Transfer of GE Energy Benefits and Liabilities from the GE Retirement for the Good of the Company Program.
(1)Allocation of Employees
Effective January 1, 2023 (the “Program Spin-Off Date”), in anticipation of General Electric Company’s split into three separate companies comprising General Electric Company’s aviation, healthcare and energy businesses, respectively, the Energy Benefit Liabilities (as defined below) are transferred to this Program (the “Program Spin-Off”). The Energy Benefit Liabilities are the benefits and liabilities under the GE Retirement for the Good of the Company Program for most former employees of General Electric Company’s energy business, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company. (For the avoidance of doubt, with respect to individuals who have accrued GE Pension Plan benefits as of the Program Spin-Off Date, the Energy Benefit Liabilities are the benefits and liabilities under the GE Retirement for the Good of the Company Program for individuals whose benefits under the GE Pension Plan are transferred as of the Program Spin-Off Date to the GE Energy Pension Plan.) The participants transferred to this Program are the “GE Energy Transferees.” No GE Energy Transferee shall have any claims against General Electric Company on any of its affiliates (other than the Sponsor while it is an affiliate of General Electric Company) in respect of benefits under the GE Retirement for the Good of the Company or the Program.
Benefits and liabilities for certain former employees of General Electric Company’s energy business may remain in the GE Aerospace Retirement for the Good of the Company Program, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.
Effective immediately prior to the Program Spin-Off Date, the GE Energy Transferees (including, as applicable, their beneficiaries) shall cease to be participants in the GE Aerospace Retirement for the Good of the Company Program, shall no longer be entitled to any benefit payments from the GE Aerospace Retirement for the Good of the Company Program, and shall no longer have any rights whatsoever under the GE Aerospace Retirement for the Good of the Company Program (even if the GE Energy Transferee is subsequently employed by, or has service with, General Electric Company or the GE Affiliates, unless the GE Energy Transferee’s benefit is transferred back to the GE Aerospace Retirement for the Good of the Company Program in accordance with this Section C). Effective on the Program Spin-Off Date, this Program assumes the Energy Benefit Liabilities as a continuation of the GE Aerospace Retirement for the Good of the Company Program and each GE Energy Transferee is a participant in this Program. Each GE Energy Transferee’s status under this Program on the Program Spin-Off Date shall be the same as the GE Energy Transferee’s status under the GE Aerospace Retirement for the Good of the Company Program immediately prior to the Program Spin-Off Date.
(2)Transfer of Benefits and Liabilities

The Program Spin-Off shall be effected in accordance with the applicable requirements of this instrument. The accrued benefit of each GE Energy Transferee under the GE Retirement for the Good of the Company Program immediately before the Program Spin-Off shall become his accrued benefit under this Program immediately after the Program Spin-Off.

Following the Program Spin-Off, the Sponsor and its Affiliates shall have exclusive responsibility for paying benefits under this Program and for all payment obligations hereunder.

(3)     Transfer to this Program after the Program Spin-Off Date
Following the Program Spin-Off Date, if an individual with an accrued benefit under the GE Aerospace Retirement for the Good of the Company Program or the GE HealthCare Retirement for the Good of the Company Program is hired by a GE Affiliate that is part of GE Energy, the benefits and liabilities for such individual shall be transferred from the GE Aerospace Retirement for the Good of the Company Program or the GE HealthCare Retirement for the Good of the Company Program, as applicable, to this Program (each such transfer to this Program, a “Subsequent Program Spin-Off”). Such Subsequent Program Spin-Off shall be effective: (i) if the individual does not have a benefit under the GE Aerospace Pension Plan or the GE HealthCare Pension Plan, upon the date of such individual’s hire or (ii) if the individual has a benefit under the GE Aerospace Pension Plan or the GE HealthCare Pension Plan, the date of the corresponding transfer of such individual’s benefit under such pension plan to the GE Energy Pension Plan (the “Subsequent Spin-Off Date”).

Each Subsequent Program Spin-Off shall be completed in a manner consistent with Subsections 1 and 2 of this Section C and the individual subject to the Subsequent Program Spin-Off shall be treated as a “GE Energy Transferee;” provided, however, that the “Program Spin-Off Date” with respect to such GE Energy Transferee shall be the Subsequent Spin-Off Date.

Immediately after the Subsequent Program Spin-Off, each GE Energy Transferee included in the Subsequent Program Spin-Off shall cease to be a participant in the GE Aerospace Retirement for the Good of the Company Program or the GE HealthCare Retirement for the Good of the Company Program, as applicable, and shall become a participant in the Program.

(4)     Transfers from this Program after the Program Spin-Off Date
Following the Program Spin-Off Date, if an individual with an accrued benefit under this Program is hired by an Affiliate that is part of GE Aerospace or GE HealthCare, the benefits and liabilities for such individual (each such individual, a “Transferred Participant”) shall be transferred from this Program to the GE Aerospace Retirement for the Good of the Company Program or the GE HealthCare Retirement for the Good of the Company Program, as applicable (each such transfer from the Program, a “Reverse Program Spin-Off”). Such Reverse Program Spin-Off shall be effective: (i) if the Transferred Participant does not have a benefit under the GE Energy Pension Plan, upon the date of the Transferred Participant’s hire or (ii) if the Transferred Participant has a benefit under the GE Energy Pension Plan, the date of the corresponding transfer of such Transferred Participant’s benefit under the GE Energy Pension Plan (the “Transfer Date”).

Each Reverse Program Spin-Off shall be effected in accordance with the applicable requirements of this instrument.